Exhibit 99.1

Corporate Communications Department	NEWS Release

Investor Contacts: Douglas Wilburne — 401-457-2288 Robert Bridge — 401-457-2288	FOR IMMEDIATE RELEASE

Media Contact: David Sylvestre — 401-457-2362

Textron Reports Fourth Quarter 2014 Income from Continuing Operations of $0.76 per Share, up 26.7%

Revenues up 16.8%

Providence, Rhode Island — January 28, 2015 — Textron Inc. (NYSE: TXT) today reported fourth quarter 2014 income from continuing operations of $0.76 per share, up 26.7 percent from $0.60 per share in the fourth quarter of 2013.

Revenues in the quarter were $4.1 billion, up 16.8 percent from $3.5 billion in the fourth quarter of 2013.  Beechcraft, which was acquired in March, 2014, contributed $556 million to the increase in revenues. Textron segment profit in the quarter was $398 million, up $91 million from the fourth quarter of 2013. Fourth quarter manufacturing cash flow before pension contributions was $449 million compared to $774 million during last year’s fourth quarter.

“Overall, we had a strong fourth quarter, with double digit revenue growth at Textron Aviation, Textron Systems and Industrial,” said Textron Chairman and CEO Scott C. Donnelly.   “Operationally, we achieved year-over-year margin improvement in the quarter at Textron Aviation, Bell and Industrial and solid cash generation across all of our businesses.”

Textron fourth quarter 2014 results included $13 million in restructuring costs related to the Beechcraft acquisition and Textron Aviation segment profit reflected an $8 million negative impact from fair value step-up adjustments to Beechcraft inventories sold during the quarter.

Full-year income from continuing operations was $2.15 per share, compared to $1.75 in 2013. Full-year 2014 results included $52 million in acquisition and restructuring costs related to the Beechcraft acquisition and Textron Aviation segment profit reflected a $63 million impact from fair value step-up adjustments to Beechcraft inventories sold during the year. Full-year 2014 manufacturing cash flow before pension contributions was $753 million compared to $256 million in 2013.

Outlook

Textron is forecasting 2015 revenues of approximately $14.4 billion and earnings per share from continuing operations in the range of $2.30 to $2.50.  The company is estimating cash flow from continuing operations of the manufacturing group before pension contributions will be between $550 and $650 million with planned pension contributions of about $80 million.

Donnelly continued, “2014 was an important year as we made significant investments in both acquisitions and new product development to support the long-term growth of our businesses. Our outlook for 2015 reflects the early benefits of those actions and we intend to continue making investments to support ongoing growth and create long-term shareholder value.”

Fourth Quarter Segment Results

Textron Aviation

Revenues at Textron Aviation were up $597 million, primarily reflecting the impact of the Beechcraft acquisition, higher volumes and favorable mix. Textron Aviation delivered 55 new jets in the quarter, down from 62 jets in last year’s fourth quarter, and 41 King Air turboprops.

Textron Aviation recorded a segment profit of $130 million in the fourth quarter compared to $33 million a year ago in our Cessna segment. The increase reflects improved performance, including the impact of the Beechcraft acquisition, and favorable volume, mix and pricing.

Textron Aviation backlog at the end of the fourth quarter was $1.4 billion, approximately flat with the end of the third quarter.

Bell

Bell revenues decreased $304 million, primarily the result of lower V-22 and commercial deliveries.

Bell delivered 7 V-22’s and 7 H-1’s in the quarter, compared to 13 V-22’s and 6 H-1’s in last year’s fourth quarter and 57 commercial helicopters, compared to 75 units last year.

Segment profit decreased $32 million primarily due to the lower volumes partially offset by favorable performance.

Bell backlog at the end of the fourth quarter was $5.5 billion, up $192 million from the end of the third quarter.

Textron Systems

Revenues at Textron Systems increased $212 million, primarily reflecting higher Unmanned Systems volumes and the impact of acquisitions partially offset by lower Marine and Land Systems volumes.

Segment profit was up $10 million, reflecting the higher volumes.

Textron Systems’ backlog at the end of the fourth quarter was $2.8 billion, down $336 million from the end of the third quarter.

Industrial

Industrial revenues increased $89 million due to higher overall volumes and the impact of acquisitions partially offset by an unfavorable impact from foreign exchange. Segment profit increased $13 million reflecting favorable performance and the higher volumes.

Finance

Finance segment revenues decreased $4 million and segment profit increased $3 million.

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Conference Call Information

Textron will host its conference call today, January 28, 2015 at 8:00 a.m. (Eastern) to discuss its results and outlook.  The call will be available via webcast at www.textron.com or by direct dial at (800) 230-1092 in the U.S. or (612) 234-9960 outside of the U.S. (request the Textron Earnings Call).

In addition, the call will be recorded and available for playback beginning at 10:30 a.m. (Eastern) on Wednesday, January 28, 2015 by dialing (320) 365-3844; Access Code: 307264.

A package containing key data that will be covered on today’s call can be found in the Investor Relations section of the company’s website at www.textron.com.

About Textron Inc.

Textron Inc. is a multi-industry company that leverages its global network of aircraft, defense, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna, Beechcraft, Hawker, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, and Textron Systems. For more information visit: www.textron.com.

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Non-GAAP Measures

Manufacturing cash flow before pension contributions is a non-GAAP measure that is defined and reconciled to GAAP in an attachment to this release.

Forward-looking Information

Certain statements in this release and other oral and written statements made by us from time to time are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may describe strategies, goals, outlook or other non-historical matters, or project revenues, income, returns or other financial measures, often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “guidance,” “project,” “target,” “potential,” “will,” “should,” “could,” “likely” or “may” and similar expressions intended to identify forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements.  In addition to those factors described under “Risk Factors” in our Annual Report on Form 10-K, among the factors that could cause actual results to differ materially from past and projected future results are the following:  interruptions in the U.S. Government’s ability to fund its activities and/or pay its obligations;  changing priorities or reductions in the U.S. Government defense budget, including those related to military operations in foreign countries; our ability to perform as anticipated and to control costs under contracts with the U.S. Government; the U.S. Government’s ability to unilaterally modify or terminate its contracts with us for the U.S. Government’s convenience or for our failure to perform, to change applicable procurement and accounting policies, or, under certain circumstances, to withhold payment or suspend or debar us as a contractor eligible to receive future contract awards; changes in foreign military funding priorities or budget constraints and determinations, or changes in government regulations or policies on the export and import of military and commercial products; volatility in the global economy or changes in worldwide political conditions that adversely impact demand for our products; volatility in interest rates or foreign exchange rates; risks related to our international business, including establishing and maintaining facilities in locations around the world and relying on joint venture partners, subcontractors, suppliers, representatives, consultants and other business partners in connection with international business, including in emerging market countries; our Finance segment’s ability to maintain portfolio credit quality or to realize full

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value of receivables; performance issues with key suppliers or subcontractors; legislative or regulatory actions, both domestic and foreign, impacting our operations or demand for our products; our ability to control costs and successfully implement various cost-reduction activities; the efficacy of research and development investments to develop new products or unanticipated expenses in connection with the launching of significant new products or programs; the timing of our new product launches or certifications of our new aircraft products; our ability to keep pace with our competitors in the introduction of new products and upgrades with features and technologies desired by our customers; increases in pension expenses or employee and retiree medical benefits; continued demand softness or volatility in the markets in which we do business; difficulty or unanticipated expenses in connection with integrating acquired businesses; the risk that anticipated synergies and opportunities as a result of acquisitions will not be realized or the risk that acquisitions do not perform as planned, including, for example, the risk that acquired businesses will not achieve revenue projections.

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Attachment B

TEXTRON INC.
Revenues by Segment and Reconciliation of Segment Profit to Net Income
Three and Twelve Months Ended January 3, 2015 and December 28, 2013
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 3, 2015	December 28, 2013	January 3, 2015	December 28, 2013
REVENUES
MANUFACTURING:
Textron Aviation	$1,520	$923	$4,568	$2,784
Bell	1,071	1,375	4,245	4,511
Textron Systems	621	409	1,624	1,665
Industrial	862	773	3,338	3,012
	4,074	3,480	13,775	11,972

FINANCE	22	26	103	132
Total revenues	$4,096	$3,506	$13,878	$12,104

SEGMENT PROFIT
MANUFACTURING:
Textron Aviation (a) (b)	$130	$33	$234	$(48)
Bell	146	178	529	573
Textron Systems	50	40	150	147
Industrial	67	54	280	242
	393	305	1,193	914

FINANCE	5	2	21	49
Segment Profit	398	307	1,214	963

Corporate expenses and other, net	(58)	(57)	(161)	(166)
Interest expense, net for Manufacturing group	(40)	(27)	(148)	(123)
Acquisition and restructuring costs (c)	(13)	—	(52)	—

Income from continuing operations before income taxes	287	223	853	674
Income tax expense	(74)	(52)	(248)	(176)

Income from continuing operations	213	171	605	498
Discontinued operations, net of income taxes	(1)	(4)	(5)	—
Net income	$212	$167	$600	$498

Earnings per share:
Income from continuing operations	$0.76	$0.60	$2.15	$1.75
Discontinued operations, net of income taxes	—	(0.01)	(0.02)	—
Net income	$0.76	$0.59	$2.13	$1.75

Diluted average shares outstanding	279,771,000	282,707,000	281,790,000	284,428,000

(a)         The three and twelve months ended January 3, 2015 include amortization of $8 million and $63 million, respectively, related to fair value step-up adjustments of acquired inventories sold during the periods.

(b)         Includes $28 million in severance costs for the twelve months ended December 28, 2013.

(c)          Acquisition and restructuring costs for the three and twelve months ended January 3, 2015 includes $13 million and $41 million, respectively, of restructuring costs incurred related to the acquisition of Beech Holdings, LLC, the parent of Beechcraft Corporation, which was completed on March 14, 2014.  Transaction costs of $11 million related to the Beechcraft acquisition are also included in the twelve months ended January 3, 2015.

Attachment C

Textron Inc.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	January 3, 2015	December 28, 2013
Assets
Cash and equivalents	$731	$1,163
Accounts receivable, net	1,035	979
Inventories	3,928	2,963
Other current assets	579	467
Net property, plant and equipment	2,497	2,215
Goodwill	2,027	1,735
Other assets	2,279	1,697
Finance group assets	1,529	1,725
Total Assets	$14,605	$12,944

Liabilities and Shareholders’ Equity
Current portion of long-term debt	$8	$8
Other current liabilities	3,630	2,995
Other liabilities	2,587	2,118
Long-term debt	2,803	1,923
Finance group liabilities	1,305	1,516
Total Liabilities	10,333	8,560

Total Shareholders’ Equity	4,272	4,384
Total Liabilities and Shareholders’ Equity	$14,605	$12,944

Attachment D

TEXTRON INC.

MANUFACTURING GROUP

Condensed Schedule of Cash Flows and Manufacturing Cash Flow GAAP to Non-GAAP Reconciliations

(In millions)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 3,	December 28,	January 3,	December 28,
	2015	2013	2015	2013
Cash flows from operating activities:
Income from continuing operations	$208	$174	$590	$470
Depreciation and amortization	131	100	446	371
Changes in working capital	225	524	20	(364)
Changes in other assets and liabilities and non-cash items	42	96	41	7
Dividends received from TFC	—	145	—	175
Capital contributions paid to TFC	—	—	—	(1)
Net cash from operating activities of continuing operations	606	1,039	1,097	658
Cash flows from investing activities:
Net cash used in acquisitions	(48)	(143)	(1,628)	(196)
Capital expenditures	(174)	(144)	(429)	(444)
Proceeds from the sale of property, plant and equipment	2	3	9	22
Other investing activities, net	2	(6)	(17)	(6)
Net cash from investing activities	(218)	(290)	(2,065)	(624)
Cash flows from financing activities:
Proceeds from long-term debt	346	—	1,439	150
Principal payments on long-term debt	(358)	(1)	(559)	(313)
Purchases of Textron common stock	(38)	—	(340)	—
Decrease in short-term debt	(25)	(96)	—	—
Settlement of convertible debt	—	—	—	(215)
Proceeds from settlement of capped call	—	—	—	75
Net intergroup borrowings	—	57	—	57
Other financing activities, net	(4)	6	12	6
Net cash from financing activities	(79)	(34)	552	(240)
Total cash flows from continuing operations	309	715	(416)	(206)
Total cash flows from discontinued operations	—	2	(3)	(3)
Effect of exchange rate changes on cash and equivalents	(8)	2	(13)	(6)
Net change in cash and equivalents	301	719	(432)	(215)
Cash and equivalents at beginning of period	430	444	1,163	1,378
Cash and equivalents at end of period	$731	$1,163	$731	$1,163

Manufacturing Cash Flow GAAP to Non-GAAP Reconciliations:

Net cash from operating activities of continuing operations - GAAP	$606	$1,039	$1,097	$658
Less: Capital expenditures	(174)	(144)	(429)	(444)
Dividends received from TFC	—	(145)	—	(175)
Plus: Total pension contributions	15	21	76	194
Proceeds from the sale of property, plant and equipment	2	3	9	22
Capital contributions paid to TFC	—	—	—	1
Manufacturing cash flow before pension contributions- Non-GAAP	$449	$774	$753	$256

2015 Outlook
Net cash from operating activities of continuing operations - GAAP	$ 945 - $ 1,045
Less: Capital expenditures	(475)
Plus: Total pension contributions	80
Proceeds from the sale of property, plant and equipment	—
Manufacturing cash flow before pension contributions- Non-GAAP	$ 550 - $ 650

Free cash flow is a measure generally used by investors, analysts and management to gauge a company’s ability to generate cash from operations in excess of that necessary to be reinvested to sustain and grow the business and fund its obligations.  Our definition of Manufacturing free cash flow adjusts net cash from operating activities of continuing operations for dividends received from TFC, capital contributions provided under the Support Agreement and debt agreements, capital expenditures, proceeds from the sale of property, plant and equipment and contributions to our pension plans.  We believe that our calculation provides a relevant measure of liquidity and is a useful basis for assessing our ability to fund operations and obligations.  This measure is not a financial measure under GAAP and should be used in conjunction with GAAP cash measures provided in our Consolidated Statements of Cash Flows.

Attachment D

TEXTRON INC.

Condensed Consolidated Schedule of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 3,	December 28,	January 3,	December 28,
	2015	2013	2015	2013
Cash flows from operating activities:
Income from continuing operations	$213	$171	$605	$498
Depreciation and amortization	134	104	459	389
Changes in working capital	247	537	119	(87)
Changes in other assets and liabilities and non-cash items	48	104	28	13
Net cash from operating activities of continuing operations	642	916	1,211	813
Cash flows from investing activities:
Net cash used in acquisitions	(48)	(143)	(1,628)	(196)
Capital expenditures	(174)	(144)	(429)	(444)
Finance receivables repaid	14	33	91	190
Proceeds from sales of receivables and other finance assets	6	26	43	178
Other investing activities, net	8	(5)	4	8
Net cash from investing activities	(194)	(233)	(1,919)	(264)
Cash flows from financing activities:
Proceeds from long-term debt	380	36	1,567	448
Principal payments on long-term and nonrecourse debt	(442)	(59)	(904)	(1,056)
Purchases of Textron common stock	(38)	—	(340)	—
Decrease in short-term debt	(25)	(96)	—	—
Settlement of convertible debt	—	—	—	(215)
Proceeds from settlement of capped call	—	—	—	75
Other financing activities, net	(4)	6	12	6
Net cash from financing activities	(129)	(113)	335	(742)
Total cash flows from continuing operations	319	570	(373)	(193)
Total cash flows from discontinued operations	—	2	(3)	(3)
Effect of exchange rate changes on cash and equivalents	(8)	2	(13)	(6)
Net change in cash and equivalents	311	574	(389)	(202)
Cash and equivalents at beginning of period	511	637	1,211	1,413
Cash and equivalents at end of period	$822	$1,211	$822	$1,211